EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made this 22nd day of November 2005, between Pro-Dex, Inc., a Colorado corporation ("Pro-Dex" or the "Company"), and Patrick Johnson, ("Employee") (collectively the "Parties") with reference to the following facts:

A.        Pro-Dex, Inc. designs, develops and manufactures medical, dental and motion control devices. The Company's principal offices are located at 151 E. Columbine Ave., Santa Ana, CA, 92707.

B.         The Company desires to employ Employee as the Chief Executive Officer ("CEO") and President of the Company and Employee desires to accept such employment subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the facts recited above, the covenants contained in this Agreement, and other valuable consideration, the parties agree as follows:

1.     EMPLOYMENT.

The Company hereby employs the Employee, and the Employee accepts such employment, in the capacity of CEO and President of the Company in accordance with the terms of this Agreement, the bylaws of the Company and applicable law.

2.     SERVICES AND DUTIES.

Employee shall perform all services, acts or other things necessary or advisable, and as may be determined and assigned to Employee from time to time by the Board of Directors, to manage the business of the Company and have general supervision, direction and control over the business and affairs of the Company and its employees, subject to the control and direction of the Board of Directors.

3.     STANDARD OF PERFORMANCE.

Employee agrees that at all times during the Employment Term (defined herein) he will diligently, competently, and to the best of his ability and experience, perform all of the services and duties that are required as the CEO and President of the Company.

4.     EXCLUSIVE EMPLOYMENT.

Employee shall not, while employed by the Company, render services of any kind to others for compensation, or engage in any other business activity without the prior written consent of the Board of Directors of the Company (in the event Employee is a member of the Board of Directors at such time, he shall not participate in the vote concerning such consent). During the Employment Term, Employee shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or business competitive with the Company's business.   However, nothing in this Agreement shall be deemed to prevent or limit the right of the Employee to invest any of his funds in the capital stock or other securities of any entity whose stock or securities are publicly owned or are regularly traded on any public exchange, so long as (i) such entity does not engage in a business that is in competition with the Company's business as of the date of such investment; (ii) the investment does not exceed 2% of the outstanding voting equity interests of such entity; and (iii) the management of that investment does not materially interfere with the performance of his duties hereunder.

5.     LOCATION OF EMPLOYMENT.

Employee's performance under this Agreement shall be rendered at 151 E. Columbine Ave., Santa Ana, CA, 92707, or at such other place that (i) the Board of Directors of the Company reasonably requires or (ii) that the interests, needs, business and opportunities of the Company require or make advisable.

6.     TERM OF EMPLOYMENT.

6.1     Unless terminated earlier pursuant to this Section 6 or Sections 11, 12, or 13 of this Agreement, Employee shall be employed for a term commencing as of 1 October, 2005 and ending on 30 September 2008 (the "Employment Term"). Thereafter, the Employment Term shall continue on an "at-will" basis until terminated at the option of either party upon one hundred twenty (120) days prior written notice to the other party.   This Agreement may be terminated at any time by written agreement of the parties, or as provided in Sections 11, 12, or 13.

6.2     If Employee is terminated by the Company other than pursuant to this Section 6 or Sections 11, 12, or 13 of this Agreement, Employee shall be entitled to continued payment of compensation due under Section 7.1for the remainder of the Employment Term, and to the bonus described in Exhibit A for a fiscal year ending prior to such termination.

6.3     If Employee resigns from his employment hereunder other than for Good Reason, (as defined in Section 6.6), the Employee shall be entitled to payment of his base salary accrued through and including the date of such termination or resignation, but shall not be entitled to any other compensation or benefits under this Agreement (including without limitation any Bonus or options provided for in Section 7) not due as of such date nor with respect to the year of such termination or resignation or any subsequent year.

6.4     If, prior to the expiration of the Term, the Employee resigns from his employment hereunder for Good Reason (as defined in Section 6.6), Employee shall be entitled to continued payment of base compensation due under Section 7 for the remainder of the Employment Term (such remainder of the Employment Term being referred to herein as the "Remainder Period") but shall not be entitled to any other compensation or benefits under this Agreement (including without limitation any Bonus provided for in Section 7.2) with respect to the year of such termination or resignation or any subsequent year.    Anything in this Agreement to the contrary notwithstanding, if the Employee provides services for pay (including as an independent consultant or independent contractor) to anyone other than the Company or any of its affiliates or subsidiaries during the Remainder Period, the amount of base compensation paid to the Employee during the Remainder Period shall be reduced by [75%] of the amounts of salary, bonus and other cash compensation earned by the Employee during such period, including any amounts the payment of which is deferred at the election, or with the agreement, of the Employee until after expiration of such Remainder Period, as a result of his performing such services during such period (it being understood that bonus compensation earned for services rendered during the Remainder Period but paid after expiration of the Remainder Period shall be considered compensation that will reduce the amount of Remainder Period base compensation paid to the Employee as provided herein).  The Employee agrees to notify the Company promptly in writing of any arrangement during the Remainder Period in which he performs services for pay, to cooperate fully with the Company in determining the amount of any such reduction to the Remainder Period base compensation provided in this Section 6.4, and to repay the Company any Remainder Period base compensation previously paid to the Employee and owing to the Company if required by the terms of the previous sentence.

6.5     This Agreement will terminate immediately upon Employee's death in which case the Employee's estate shall be entitled to payment of his base salary accrued through and including the date of death, but shall not be entitled to any other compensation or benefits under this Agreement (including without limitation any Bonus provided for in Section 7.2) with respect to the year of death or any subsequent year.

6.6     For purposes of this Agreement, "Good Reason" shall mean:

(a)   a material reduction in, or the assignment to the Employee of duties which would be inconsistent with, the Employee's positions or responsibilities as described herein; or

(b)   a reduction in the Employee's Salary as then in effect or the repeated failure of the Company to pay any amount owing to the Employee hereunder when due.

Unless the Employee provides written notification of an event described in causes (a) or (b) of the preceding sentence within 45 days after the Employee knows or has reason to know of the occurrence of any such event, the Employee shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement.  If the Employee provides such written notice of the Company, the Company shall have 20 business days from the date of receipt of such notice to effect a cure of the event described therein and, upon cure thereof by the Company, such event shall no longer constitute Good Reason for purposes of this Agreement.

7.     COMPENSATION.

7.1   Company shall pay Employee a base monthly salary of eighteen thousand four hundred fifty nine dollars and 48 cents ($18,459.48), which monthly base salary shall increase (but not decrease) as of 1 July (the "Adjustment Date") of each subsequent employment year (commencing 1 July 2006) during the Employment Term by the percentage increase, if any, in the "Current Index" over the "Base Index."

The adjustments described above shall be calculated on the basis of the United States Department of Labor, Bureau of Labor Statistics, "Consumer Price Index For All Urban Consumers, Los Angeles-Anaheim-Riverside Area" (the "Index"). The Index for April preceding the immediately prior employment year shall be considered the "Base Index," and the April preceding the employment year for which the adjustment shall become effective shall be the "Current Index." Salary shall be payable in accordance with the Company's usual payroll method for corporate executives.

7.2   Additional Compensation. Employee shall be entitled to a Bonus in accordance with Exhibit A attached hereto and incorporated by this reference, but shall not be eligible to participate in any other profit sharing or bonus plan of the Company, except as provided herein.

7.3    Options: Simultaneous with the payment of the Bonus described in Exhibit A and subject to the same conditions as to eligibility for payment, Employee shall receive options to purchase twelve thousand (12,000) shares of common stock of the Company for each of the three years covered by this Agreement at the market value of the Company's stock at the date of issuance and in accordance with other terms the Company's Employee Stock Option Plan.

8.     BENEFITS.

8.1    Pension Plan Participation. Employee shall be entitled to participate, on the same basis as all other eligible employees, in any pension benefit plan adopted by the Company, subject to the terms, conditions and overall administration of any such plan.

8.2     Paid Time Off. Employee shall be entitled to Paid Time Off in accordance with policies delineated in the Company's Employee Handbook.

8.3     Insurance. Employee shall be entitled to the following insurance benefits:

Participation for Employee in the Company's group medical and dental insurance plan:

(a)   participation for Employee in an executive medical reimbursement plan if later adopted by the Company and under the terms and conditions of any Plan if so adopted;

(b)   such life insurance as is associated with the group medical policy described above; and

(c)   participation in the Company's group disability plan, as well as the supplemental disability coverage as shall be made available to Company executives if, and when, adopted.

9.     BUSINESS EXPENSES.

Employee will be required to incur travel, entertainment and other business expenses on behalf of the Company in the performance of Employee's duties hereunder. Employee shall submit expense reports and supporting documentation for all such expenses and be reimbursed for all reasonable and necessary expenses paid by him. Use of a personal automobile shall be reimbursed on a mileage basis. The Company shall make available a corporate credit card to pay business expenses that Employee shall reasonably incur in the performance of Employee's duties under this Employment Agreement. Employee shall reimburse Employer for any business expenses disallowed for deduction under the Internal Revenue Code of 1986, as amended, unless approved in writing by the Board of Directors of the Company (in the event Employee is a member of the Board of Directors at such time, he shall not participate in the vote concerning such approval).

10.   INVENTIONS AND PATENTS.

All processes, inventions, computer software, patents, copyrights, trademarks, and other intangible rights (collectively the "Intellectual Property") that may be conceived or developed by Employee during the Employment Term, either alone or with others, shall be the sole property of Company except Intellectual Property that Employee develops entirely on his own time without using the equipment, supplies, facilities or trade secret information of the Company, and which do not (a) relate to the business of the Company, or to the Company's actual or demonstrably anticipated research or development; or (b) result form any work performed by Employee for  the Company ("Employee's Intellectual Property").

Employee shall disclose to Company all Intellectual Property conceived by Employee during the Employment Term whether or not the Intellectual Property is Employee's Intellectual Property under the terms of the preceding sentence (provided that the disclosure of any of Employee's Intellectual Property shall be received and maintained in confidence). Employee shall execute all documents reasonably required by Company, including patent applications and assignments, necessary to establish the Company's rights to the Intellectual Property under this Section 10.

11.   TERMINATION FOR CAUSE.

The Company may, in writing and, in the case of Sections 11(b), (c) and (d) without prior notice, terminate Employee's employment under this Agreement for cause at any time. For purposes of this Agreement, the term "cause" shall mean any one or more of the following:

(a)     Employee's material breach of his obligations under this Agreement or failure or refusal to perform reasonable services customarily performed by Employee or requested to be performed by the Board of Directors (other than by reason of disability), which breach, failure or refusal is not cured within thirty (30) days after written notice thereof from the Company's Board of Directors;

(b)     Employee's engaging in misconduct or omission which the Board of   Directors determines is significantly, imminently and materially injurious to the business, operations or reputation of the Company, including but not limited to any violation of the Company's self-imposed Code of Ethics, Insider Trading Policy, or any other such internally-established policy;

(c)      Employee's willful dereliction of duty or intentional or malicious conduct contrary to the best interests of the Company, its personnel or its business prospects, properties or affairs; or

(d)      Employee's being convicted of the commission of a felony or his failure to cooperate with governmental investigations concerning the Company's activities, which the Board of   Directors determines is significantly and materially injurious to the business, operations or reputation of the Company (in the event Employee is a  member of the Board of Directors at such time, he shall not participate in such determination).

12.   OPTION TO TERMINATE CONTRACT UPON DISABILITY OF EMPLOYEE.

Company shall have the right to terminate this Agreement in the event that Employee becomes disabled during the Employment Term. For purposes of this Agreement, "disabled" shall mean the possession of any physical or mental disease, defect, or condition which either renders Employee unfit or unable to perform and satisfy the material duties of his employment with Company for a period or periods aggregating more than ninety (90) business days in any period of twelve (12) months ("Disability Threshold"). The existence of any disability will be determined by a licensed physician selected by the Company, whose determination will be conclusive and binding on all parties.  Such physician determination may be requested by either party upon Employee achieving the Disability Threshold.

Subject to the use of his allotted sick days, Employee shall not be entitled to any compensation for days missed as a result of illness or accident prior to a determination of disability. If, during the term hereof, Employee is determined to have become "disabled," then Company shall pay Employee his regular base compensation until such time as Employee's disability insurance coverage, if any, commences payment.  In the event that there shall be no disability insurance coverage, then such payments shall continue for a period not to exceed one hundred fifty (150) days from the date Employee became "disabled."

13.   CHANGE IN CONTROL.

For purposes of this Section 13, "Change in Control" shall mean any one of the following: (i) when any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (A) a greater than 5% shareholder of the Company on the date of this Agreement, (B) a subsidiary or (C) a Company Employee Benefit Plan, (including any trustee of such Plan acting as trustee)) becomes, after the date of this Agreement, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding voting equity securities; or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

In the event:

 (i) either of the events described above constituting a Change of Control shall have occurred;  and

(ii)  within one (1) year from the date of such Change of Control or to the end of the Employment Term, whichever is sooner, there shall have occurred any of (A) a breach of this Agreement by the Company, or (B) a substantial diminution in Employee's duties, titular office, responsibilities, benefits, or (C) a change in Employee's primary employment venue to a location outside of Orange County, California; then

(iii) this Agreement may be terminated by Employee, upon sixty (60) days written notice to the Company, and upon such termination Employee shall be entitled to (i) the compensation described in Section 7.1 and (ii) to the extent permitted by the Company's insurance policies, continued insurance benefits described in Section 8.3 of this Agreement during the remainder of the Employment Term. In the event such insurance coverage is not available, then Employee shall be provided reimbursement for the acquisition of a policy or policies providing substantially similar coverage for such period.

14.   COMPANY TRADE SECRETS.

Employee agrees that he shall not at any time, either during or subsequent to the Employment Term, unless expressly consented to in writing by Company, either directly or indirectly, use or disclose to any person or entity any confidential information of any kind, nature, or description which information Employee learned as a result of his employment with the Company concerning any matters affecting or relating to the business of the Company, including, but not limited to, the names, addresses, buying habits or business practices of any of its customers; marketing methods, programs and related data; other written records used in business; compensation paid to employees and independent contractors and other terms of their employment; or contractual information concerning the business of the Company, confidential information regarding operations, computer software, specific business practices, or other confidential data of any kind, nature, or description.

Employee agrees that the above information and items are important, material, and confidential trade secrets and these affect the successful conduct of the Company's business and its good will. Employee agrees that all business procured by Employee while employed by Company is and shall remain the permanent and exclusive property of the Company. Employee further agrees that the Company's relationships with its employees and independent contractors are a significant and valuable asset of the Company. Any interference with the Company's business, property, confidential information, trade secrets, clients, customers, employees or independent contractors by Employee or any of Employee's agents, during or after the Employment Term, shall be deemed a material breach of this Agreement.

15.   NON-SOLICITATION.

Employee hereby acknowledges and agrees that he will be exposed to a significant amount of confidential information concerning the Company's business methods, operations, and customers while employed under this Agreement, that such information might be retained by Employee in tangible form, or simply retained in Employee's memory, and that the protection of the Company's exclusive rights to such confidential information, trade secrets, and customer or client relationships can best be ensured by means of a restriction on Employee's activities after termination of employment.

Therefore, Employee agrees that for a period of two (2) years after the termination of his employment with the Company, he shall not directly or indirectly solicit the employment of or hire any employee of the Company, and shall not attempt to persuade any employee to leave the employment of the Company.

16.   INJUNCTIVE RELIEF.

Employee hereby acknowledges and agrees that any violation of Sections 14 and 15 above will cause damage to the Company in an amount difficult to ascertain. Accordingly, in addition to any other relief to which the Company may be entitled, the Company shall be entitled to temporary and/or permanent injunctive relief for any breach or threatened breach by Employee of the terms of such sections without proof of actual damages that have been or may be caused to the Company as a result of such breach.

17.   POLICIES, RULES AND REGULATIONS.

Employee at all times during the Employment Term shall strictly adhere to and obey all policies, rules and regulations in effect, or as subsequently modified governing the conduct of employees of  the Company.

18.   GENERAL PROVISIONS.

18.1     Further Assurances. The Parties agree that, at any time and from time to time during the Employment Term, they will take any action and execute and deliver any document which any other party reasonably requests in order to carry out the purposes of this Agreement.

18.2     Amendment to Agreement. This Agreement may be amended or supplemented only in writing, and no amendment or supplement will be effective unless executed by all of the Parties.

18.3     Notices. Any notice, consent, waiver, demand, or other communications required or permitted to be given by or to any person pursuant to this Agreement (collectively, "Notice") will be in writing, and will be given either by personal service, by certified mail (return receipt requested), or by Federal Express or similar commercial overnight courier service, to a party at the address set forth below:

IF TO COMPANY:	Pro-Dex, Inc. 151 E. Columbine Avenue Santa Ana, CA 92707 Attention: Chief Financial Officer

AND TO:	Rutan & Tucker, LLP 611 Anton Blvd., 14th Floor Costa Mesa, CA 92626 Attn: Thomas J. Crane

IF TO EMPLOYEE:	Patrick Johnson 10212 La Sierra Place Cowan Heights, CA 92705

In the case of personal service, Notice will be deemed effective on the date of service. In all other cases, Notice will be deemed effective on the date of delivery, as shown on the return receipt or other written evidence of delivery, if any, or three (3) days after dispatch if there is no return receipt or written evidence of delivery. A party may change the address at which Notice is to be given, at any time and from time to time, by giving Notice of the new address to the other parties in accordance with this section.

18.4          Entire Agreement.  This Agreement, that certain Indemnification Agreement between the Employee and the Company dated September 1, 2002, and the Stock Option Agreements entered into from time to time between Employee and the Company, contain the entire understanding between the parties concerning the employment of Employee, and supersedes all prior understanding and agreements between them regarding its subject matter. There are no oral or written representations, agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement that are not fully set forth herein.

18.5          Binding Effect: Assignment and Delegation. This Agreement is binding upon and inures to the benefit of the parties and their personal respective heirs, executors, administrators, personal representatives, successors, and assigns. Company may assign its rights or delegate its duties under this Agreement at any time and from time to time. However, the parties acknowledge that the availability of Employee to perform services was a material consideration for Company to enter this Agreement. Accordingly, Employee may not assign any of his rights or delegate any of his duties under this Agreement, either voluntarily or by operation of law, without the prior written consent of Company, which may be given or withheld by Company in its sole and absolute discretion.

18.6          Applicable Law: Choice of Forum. This Agreement has been executed under, and will be construed and interpreted in accordance with, the laws of the State of California without regard to its conflict of laws provisions. The parties consent to the jurisdiction of the Superior Court of the State of California and the United States District court located in the State of California in any action or proceeding arising out of this Agreement, and agree that in those actions or proceedings venue will be proper in Orange County, California (if the action proceeding is brought in the California Superior Court) or in the United States District Court for the District in which Orange County is located (if the action is brought in the United States District Court).

18.7          Attorneys' Fees. In any action or proceeding to enforce or interpret this Agreement, or arising out of this Agreement, the prevailing party or parties are entitled to recover a reasonable allowance for fees and disbursements of counsel and costs of suit to be determined by the court in which the action or proceeding is brought.

18.8          Provisions Severable. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be void or unenforceable, in whole or in part, the remaining provisions will remain in full force and effect. If any provision of this Agreement is held to be unreasonable or excessive in scope or in duration, that provision will be enforced to the maximum extent permitted by law.

18.9          Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

18.10      Computation of Time. If any period of time in this Agreement for the performance of any action ends on a Saturday, Sunday, or legal holiday in the State of California that period will be deemed extended to end on the next day which is not a Saturday, Sunday or legal holiday in the State of California.

18.11      Counterparts. This Agreement and any amendment or supplement to this Agreement may be executed in two (2) or more counterparts, each of which will constitute a single instrument. The parties have executed this Agreement at the time and place set forth above.

18.12      Approvals. This Agreement has been approved by the Compensation Committee and Board of Directors of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

"COMPANY":	PRO-DEX, Inc., a Colorado corporation By: Jeff Ritchey, Chief Financial Officer

"EMPLOYEE":	PATRICK JOHNSON

EXHIBIT A

The Bonus described below shall be payable for the fiscal years ending during the term of this Agreement, provided Employee continues to be employed by the Company as its Chief Executive Officer as of the date of filing of the Company's Form 10‑K with the Securities and Exchange Commission for such completed fiscal year, or if employee is terminated by the Company other than pursuant to Section 6 or Sections 11, 12, or 13 of this Agreement between the end of the just completed fiscal year and the date of filing of the Company's Form 10‑K.

Employee shall be entitled to receive a bonus, up to a maximum of $125,000, equal to the sum of a. and b. below:

a. $500 for each percentage point increase in Pre Tax Earnings Per Share (PTEPS) for the just completed fiscal year vs. the PTEPS of the prior year. The dollar amount of the bonus shall be calculated pro-rata for fractions of a percent. In the event of a year-to-year decrease in PTEPS, the % decrease will be applied against % increase(s) in subsequent years

b. $2,000 for each $0.01 increase in PTEPS for the just completed fiscal year vs. the PTEPS of the prior year. The dollar amount of the bonus shall be calculated pro-rata for fractions of a penny of PTEPS. In the event of a year-to-year decrease in PTEPS, the decrease will be applied against increase(s) in subsequent years.

For the purpose of calculating this bonus, Pre Tax Earnings Per Share (PTEPS) shall be defined as the net income before taxes as reported by the Company's auditors for each year for the businesses covered by that plan, divided by the number of shares used to calculate fully diluted earnings per share for each year with the exception that for the purpose of the bonus calculation, the amount of the bonus accrued or paid to the CEO and CFO in both the bonus year and the prior year shall be added back to net income before taxes as reported by the Company's auditors.

The bonus shall be payable within 5 business days after the filing of the Company's 10K for the year for which the bonus applies.  The following table illustrates the computation described above: